Exhibit 10.44

FIRST AMENDMENT TO THE PROFIT PARTICIPATION PLAN OF MOODY’S CORPORATION (AS AMENDED AND RESTATED AS OF JANUARY 1, 2010)

The Moody’s Corporation Profit Participation Plan (amended and restated effective as of January 1, 2010) is hereby amended as follows, effective as of November 1, 2011:

1.	Section 6.2 is amended to read as follows:

Each new Member shall elect, prior to the commencement date of his participation, to have amounts attributable to contributions made thereafter with respect to such Member held and invested in one or more of the Funds, in multiples of one percent (1%), except that no Member may elect to have more than ten percent (10%) of his interest in contributions invested in the Moody’s Common Stock Fund.

2.	Section 6.4 is amended to read as follows:

Subject to Section 6.3 hereof, Each Member, at any time, may elect to have the amount to the credit of his Account calculated as of the Valuation Date immediately following the receipt of a revised election by the Management Benefits and Compensation Committee (a) reallocated among the Funds, in multiples of one percent (1%), or (b) transferred in a specified dollar amount from one Fund to another Fund. Notwithstanding the foregoing, in no event may a Member elect to reallocate or transfer any amount to the Moody’s Common Stock Fund if ten percent (10%) or more of the amount to the credit of his Account as of the applicable Valuation Date would be invested in the Moody’s Common Stock Fund (provided that any Member with more than ten percent (10%) of the amount to the credit of his Account as of November 1, 2011 invested in the Moody’s Common Stock Fund shall not be required to divest any portion of such holdings, but no additional amounts may be allocated by such Member to the Moody’s Common Stock Fund until the ten percent (10%) limitation would not be exceeded, and in no event thereafter may such ten percent (10%) limitation be exceeded by such Member).

MOODY’S 2011 10-K